Item 77 Q1: Exhibits

                         EXPENSE REIMBURSEMENT AGREEMENT


     This Expense Reimbursement Agreement (this "Agreement") is made and entered into this 1st day of December 2004 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Research Fund, Inc. (the "Research Fund") with respect to the Lord Abbett Growth Opportunities Fund and the Lord Abbett Large-Cap Core Fund (each a "Fund").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. With respect to the Growth Opportunities Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of
     (a) one hundred and fifty-five basis points (1.55%) for Class A shares of the Fund, (b) two hundred and twenty basis points (2.20%) for Class B shares of the Fund, (c) two hundred and twenty basis points (2.20%) for Class C shares of the Fund, (d) one hundred and sixty-five basis points (1.65%) for Class P shares of the Fund, and (e) one hundred and twenty basis points (1.20%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

2. With respect to the Large-Cap Core Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of
     (a) one hundred and thirty basis points (1.30%) for Class A shares of the Fund, (b) one hundred and ninety-five basis points (1.95%) for Class B shares of the Fund, (c) one hundred and ninety-five basis points (1.95%) for Class C shares of the Fund, (d) one hundred and forty basis points (1.40%) for Class P shares of the Fund, (e) ninety-five basis points (0.95%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

3. Lord Abbett's commitment described in paragraphs 1 and 2 will be effective from December 1, 2004 through November 30, 2005.

     IN WITNESS WHEREOF, Lord Abbett and the Research Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.






                                 LORD ABBETT RESEARCH FUND, INC.



                                     By: /s/ Christina T. Simmons
                                        --------------------------------
                                         Christina T. Simmons
                                         Vice President and Assistant Secretary


                                 LORD, ABBETT & CO. LLC



                                     By: /s/ Paul A. Hilstad
                                        --------------------------------
                                         Paul A. Hilstad
                                         Member and General Counsel